Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: James J. Pennetti

Unizan Financial Corp.

Executive Vice President and

Chief Financial Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President – Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

CANTON, Ohio – April 21, 2003 – Unizan Financial Corp. (Nasdaq: UNIZ), today announced its first quarter financial results. Net income for the first quarter of 2003 was $7.0 million, or $0.32 per diluted share. This compares with a net loss for the first quarter of 2002 of $1.3 million, or $0.08 per diluted share, and net income of $8.4 million, or $0.37 per diluted share for the fourth quarter of 2002. The net loss for the first quarter of 2002 included $6.6 million (after-tax) of one time merger related and restructuring charges and provision expense related to the completion of the merger of equals between BancFirst Ohio Corp. and UNB Corp. on March 7, 2002. Net income decreased 15.9 percent and diluted earnings per share decreased 13.5 percent compared with the fourth quarter of 2002.

The first quarter’s net income was significantly impacted by pressure on Unizan’s net interest margin. Deposit rates at the Company are at very low levels, providing little room for reduction of those rates. On the asset side of the balance sheet, cash flows on the investment portfolio have increased with these proceeds being reinvested at lower rates, while mortgage loans have continued to refinance and rates on commercial and commercial real estate loans have also come under downward pressure. Unizan’s current projections show that the margin will not improve significantly during 2003, given the forecast of continued low rates and a slow economy.

“While Unizan’s first quarter net income was adversely affected by the weak economy and the low interest rate environment, our credit quality remained strong and we experienced solid loan growth during the period,” said Roger L. Mann, Unizan Financial Corp. president and chief executive officer. “Our corporate lending, commercial real estate, and SBA lending were especially strong. We continue to expand on our core competency in this area and implement our strategic emphasis on business banking,” said Mann.

Unizan services $319 million of mortgage loans which it has sold with the servicing rights retained. During the first quarter of 2003, Unizan took a non-cash write-down of the carrying value of its mortgage servicing rights (MSR) asset of $390 thousand pre-tax, or $0.01 per diluted share after-tax. The MSR asset, net of the valuation allowance, is $1.8 million. During the first quarter, the projected pre-payment speeds on Unizan’s mortgages increased, with the value of the MSR asset decreasing in value.

In the first quarter, Unizan also took an impairment charge of $84 thousand on goodwill created with the 2001 acquisition of Unizan Financial Advisors, Inc. As of March 31, 2003, the total goodwill for Unizan Financial Advisors, Inc. was $316 thousand. The goodwill will be tested for impairment annually in accordance with GAAP.

Net income for the first quarter of 2003 was reduced by $858 thousand, or $0.03 per diluted share, due to the amortization of other intangibles. This compares with $110 thousand for the first quarter of 2002, and $873 thousand, or $0.03 per diluted share, for the fourth quarter of 2002.

For the quarter ending March 31, 2003, Unizan Financial Corp.’s annualized return on average equity was 9.44 percent, compared with (3.05) percent for the quarter ending March 31, 2002, and 10.92 percent for the quarter ending December 31, 2002. The annualized return on average assets was 1.05 percent for the quarter ending March 31, 2003, compared with (0.29) percent for the same period last year, and 1.24 percent for the quarter ending December 31, 2002.

Unizan’s annualized cash return on average tangible equity was 17.19 percent for the quarter ending March 31, 2003, compared with 0.85 percent for the quarter ending March 31, 2002, and 19.39 percent for the quarter ending December 31, 2002. The annualized cash return on average tangible assets was 1.24 percent for the quarter ending March 31, 2003, compared with 0.06 percent for the same period last year, and 1.43 percent for the quarter ending December 31, 2002.

Net interest income for the first quarter was $21.3 million, an increase of $7.0 million, or 48.7 percent, compared with net interest income for the first quarter of 2002, and a decrease of $412 thousand, or 1.9 percent, compared with the fourth quarter of 2002. Interest income increased from $28.9 million for the first quarter of 2002 to $37.4 million in 2003, while interest expense increased from $14.6 million for the first quarter of 2002 to $16.1 million in 2003. Interest income decreased from $38.8 million for the fourth quarter of 2002 to $37.4 million for the first quarter of 2003, while interest expense decreased from $17.1 million for the fourth quarter of 2002 to $16.1 million for the first quarter of 2003.

The net interest margin for the quarter ending March 31, 2003 was 3.54 percent, compared with 3.60 percent for the quarter ending March 31, 2002, and 3.58 percent for the quarter ending December 31, 2002.

The average yield on earning assets and the average cost of funds for the first quarter of 2003 were 6.18 percent and 2.98 percent, respectively, compared with 7.25 percent and 4.01 percent, respectively, for the first quarter of 2002 and compared with 6.34 percent and 3.19 percent, respectively, for the fourth quarter of 2002.

Non-interest income increased from $4.1 million in the first quarter of 2002, to $7.0 million for the same period in 2003. Non-interest income, excluding securities gains, was $7.0 million for the fourth quarter of 2002. For the quarter, Wealth Management income, which includes trust services, financial planning and brokerage services, was $1.7 million, compared with $1.2 million for the first quarter of 2002 and $1.8 million for the fourth quarter of 2002.

Gains on sales of loans totaled $2.1 million, compared with $784 thousand for the first quarter of 2002, and $2.3 million for the fourth quarter of 2002. For the quarter ended March 31, 2003, gains on sales of loans consisted of $760 thousand from sales of SBA loans, other government guaranteed loans, and commercial loans, compared with $498 thousand for the same period in 2002, and compared with $963 thousand for the fourth quarter of 2002. For the quarter ended March 31, 2003, gains on sales of loans also included $1.4 million from the sale of residential mortgage loans compared with $286 thousand for the same quarter a year ago and compared with $1.3 million for the fourth quarter of 2002.

Non-interest expenses increased from $13.1 million in the first quarter of 2002 to $16.7 million for the same period in 2003. Non-interest expenses were $16.0 million in the fourth quarter of 2002. Non interest expenses for the first quarter of 2003 compared with the fourth quarter of 2002 were primarily impacted by an increase in salaries and benefits due to annual merit increases and higher costs associated with sales commissions, retirement benefits and employee insurance. Also, taxes other than income taxes increased due to higher state franchise tax expense.

Total assets were $2.80 billion at March 31, 2003, compared with $2.62 billion at March 31, 2002, an increase of $183.2 million, or 7.0 percent. Earnings assets grew from $2.35 billion at March 31, 2002, to $2.53 billion at March 31, 2003, an increase of $180.4 million or 7.7 percent. Total loans increased from $1.91 billion at March 31, 2002, to $1.96 billion at March 31, 2003, an increase of $56.8 million, or 3.0 percent.

Commercial loans increased by $35.3 million, or 15.3 percent, from March 31, 2002 to March 31, 2003, while commercial real estate loans increased by $58.3 million, or 10.0 percent, during that same period. Home equity loans increased $32.9 million, or 19.6 percent, from March 31, 2002 to $201.0 million at March 31, 2003. Residential mortgage loans decreased from $565.2 million at March 31, 2002, to $486.1 million at March 31, 2003; a decrease of 14.0 percent.

Total deposits increased from $1.86 billion at March 31, 2002 to $2.02 billion at March 31, 2003, or 8.7 percent. Non-interest bearing demand deposits grew by $7.2 million, or 3.9 percent, while interest bearing demand deposits grew by $27.1 million, or 10.5 percent, from March 31, 2002 to March 31, 2003. Certificates of Deposits and other time deposits grew from $967.0 million at March 31, 2002, to $1.07 billion at March 31, 2003, an 11.1 percent increase.

CREDIT QUALITY

At the end of the first quarter of 2003, Unizan’s non-performing loans were $17.2 million, compared with $13.7 million for the first quarter of 2002, and $15.3 million for the fourth quarter of 2002. Non-performing loans, as a percentage of total loans, were 0.88 percent at March 31, 2003, compared with 0.72 percent at March 31, 2002, and 0.80 percent at December 31, 2002.

Included in the $17.2 million of non-performing loans at March 31, 2003 were $4.7 million of government guaranteed loans, of which $3.1 million is guaranteed. As of March 31, 2002, included in the $13.6 million of non-performing loans were $933 thousand of government guaranteed loans. As of December 31, 2002, included in the $15.3 million of non-performing loans were $2.6 million of government guaranteed loans, of which $1.5 million is guaranteed. Excluding the amounts that will be collected from the government, total non-performing loans were $14.1 million at the end of the first quarter of 2003, $13.6 million at the end of the first quarter of 2002, and $13.8 million at the end of the fourth quarter of 2002.

At the end of the first quarter of 2003, Unizan’s other non-performing assets were $2.1 million, compared with $2.3 million for the fourth quarter of 2002. Included in other non-performing assets were amounts guaranteed under government programs. These amounts were $574 thousand at both March 31, 2003 and December 31, 2002.

Net charge-offs were $1.3 million for the first quarter of 2003, compared with $1.6 million for the first quarter of 2002, and $2.1 million for the fourth quarter of last year. Net charge-offs to average total loans were 0.26 percent for the first quarter of 2003, compared with 0.52 percent for the first quarter of 2002, and 0.43 percent for the fourth quarter of 2002.

The delinquency ratio for all loan portfolios was 1.28 percent as of March 31, 2003, versus 1.17 percent as of March 31, 2002, and 1.35 percent as of December 31, 2002. Commercial loan delinquency was 0.37 percent (1.05 percent as of December 31, 2002) and commercial real estate delinquency was 0.54 percent (0.93 percent as of December 31, 2002). Aircraft delinquency was 1.16 percent (0.10 percent as of December 31, 2002). Delinquency on home equity loans was 0.83 percent (0.87 percent as of December 31, 2002), while delinquency on residential real estate loans was 1.80 percent (1.48 percent as of December 31, 2002). Delinquency on the government guaranteed loan portfolio was 9.79 percent (8.94 percent as of December 31, 2002). Excluding the government guaranteed portion, the delinquencies were 4.38 percent and 6.03 percent as of March 31, 2003 and December 31, 2002, respectively.

As of March 31, 2003, Unizan had total delinquencies of $25.2 million, of which $12.1 million was on non-accrual status. There were also $2.4 million of loans which were current, but were on non-accrual status. As of March 31, 2002, Unizan had total delinquencies of $22.4 million, of which $7.1 million was on non-accrual status. There were also $2.9 million of loans which were current, but were on non-accrual status. On December 31, 2002, total delinquencies were $25.6 million, of which $8.2 million was on non-accrual status. There were also $1.8 million of loans which were current, but were on non-accrual status. The loans which are current, but on non-accrual status, are not included in total delinquencies.

The allowance for loan losses to total loans ratio was 1.29 percent at the end of the first quarter of 2003, versus 1.40 percent as of March 31, 2002, and 1.33 percent as of December 31, 2002. The allowance for loan losses was $25.3 million on March 31, 2003, $26.7 million at March 31, 2002, and $25.3 million at December 31, 2002. In the first quarter of 2003, the provision for loan losses was $1.3 million, compared with $5.6 million for the first quarter of 2002, and $754 thousand for the fourth quarter of 2002.

2003 GUIDANCE

Unizan Financial Corp. expects diluted earnings per share to be in a range of $1.24 to $1.30 for the full year 2003 as a slow growth economy and expected margin pressure will impact the ability to grow revenue.

Media Note

Conference Call Notification: Unizan Financial Corp. will hold a conference call to discuss first quarter results today, Monday, April 21, 2003, at 1:00 p.m. (Eastern Time). To participate, please dial in approximately 15-minutes prior to the start of the call, 1.877.388.1596 (U.S. participants) or 706.634.5143 (outside the U.S.). Reference the conference ID# 9469826. Additionally, a replay of the conference call will begin at 2:00 p.m. (Eastern Time), Monday, April 21, 2003, and will conclude at 5:00 p.m. (Eastern Time), on Monday, April 28, 2003. To access the replay, dial 1.800.642.1687 (U.S. participants) or 706.645.9291 (outside the U.S.) and enter the conference ID# 9469826.

Webcast Notification: Access is also available live from Unizan Financial Corp.’s Web site at www.unizan.com. The Webcast replay can be accessed on the site for up to one year after the call. Please log on to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The Company operates 45 full-service retail financial centers in five metropolitan markets in Ohio—Canton, Columbus, Dayton, Newark and Zanesville. Additionally, through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the Company offers its client base corporate and retail banking, wealth management products and services, Internet banking and niche businesses in government guaranteed loan programs and aircraft lending. For more information on Unizan Financial Corp. and its subsidiaries, visit the Company on the Web at www.unizan.com.

Forward-Looking Statement

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance, or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.

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Unizan Financial Corp.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	March 31,
	2003	2002
ASSETS
Federal funds sold and interest bearing deposits with banks	$3,989	$1,863
Securities, net	521,585	405,787
Federal Home Loan Bank stock, at cost	33,691	31,862
Loans originated and held for sale	12,116	5,902
Loans:
Commercial, financial and agricultural	265,945	230,655
Aircraft	130,122	136,651
Commercial real estate	638,494	580,229
Residential real estate	486,054	565,199
Consumer	442,563	395,986

Total Loans less unearned income	1,963,178	1,908,720
Less allowance for loan losses	25,281	26,714

Net loans	1,937,897	1,882,006

Total earning assets	2,534,559	2,354,134

Cash and cash equivalents	77,895	60,905
Premises and equipment, net	27,025	28,065
Goodwill	91,971	94,465
Other intangible assets	21,190	24,763
Accrued interest receivable and other assets	77,373	85,907

Total Assets	$2,804,732	$2,621,525

LIABILITIES
Deposits:
Non-interest bearing deposits	$192,318	$185,151
Demand—interest bearing	284,646	257,510
Savings	466,725	446,106
Certificates and other time deposits	1,074,264	966,995

Total deposits	2,017,953	1,855,762

Total borrowings	455,731	451,345
Accrued taxes, expenses and other liabilities	33,300	31,370

Total Liabilities	2,506,984	2,338,477

SHAREHOLDERS’ EQUITY
Common stock ($1.00 stated value, 100,000,000 shares authorized; 22,123,070 and 22,045,533 shares issued, respectively)	22,123	22,046
Paid-in capital	221,288	221,870
Retained earnings	67,608	45,676
Stock held by deferred compensation plan, 89,418 and 31,673 shares at cost	(1,394)	(597)
Treasury stock, 508,949 and 2,000 shares at cost	(10,479)	(39)
Accumulated other comprehensive income	(1,398)	(5,908)

Total Shareholders’ Equity	297,748	283,048

Total Liabilities and Shareholders’ Equity	$2,804,732	$2,621,525

Unizan Financial Corp.

COMPARATIVE STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended March 31,
	2003	2002
Interest income:
Interest on federal funds sold and interest bearing deposits with banks	$73	$23
Interest and dividends on securities	5,934	5,256
Interest and fees on loans and loans held for sale	31,397	23,671

Total interest income	37,404	28,950
Interest expense:
Interest on deposits	11,051	10,161
Interest on borrowings	5,062	4,471

Total interest expense	16,113	14,632

Net interest income	21,291	14,318
Provision for loan losses	1,269	5,587

Net interest income after provision for loan losses	20,022	8,731

Other income:
Trust income and financial planning income	1,712	1,248
Customer service fees	1,553	872
Gains on loans originated for sale	2,130	784
Other operating income	1,557	1,221

Total other income	6,952	4,125
Other expense:
Salaries, wages, pension and benefits	8,932	6,893
Occupancy expense	911	592
Furniture and equipment expense	558	334
Taxes other than income taxes	517	1,243
Intangible amortization expense	858	110
Other operating expense	4,934	3,977

Total other expense	16,710	13,149
Income before income taxes and cumulative effect of change in accounting principles	10,264	(293)
Provision for income taxes	3,228	(433)

Income before cumulative effect of change in accounting principles	7,036	140
Accounting method change—Adoption of FAS 142	—	(1,392)
Net Income	$7,036	$(1,252)

Basic earnings per share:
Before cumulative effect of change in accounting	$0.32	$0.01
Cumulative effect of change in accounting	—	(0.10)
After cumulative effect of change in accounting	$0.32	$(0.09)

Diluted earnings per share:
Before cumulative effect of change in accounting	$0.32	$0.01
Cumulative effect of change in accounting	—	(0.09)
After cumulative effect of change in accounting	$0.32	$(0.08)

Dividends per share	$0.14	$0.13

Weighted average number of shares:
Basic	21,831,377	14,374,756
Diluted	22,290,839	15,319,710

NOTE:	Per share data is based on the weighted average number of shares outstanding adjusted for stock dividends or splits calculated under the treasury method using the average and end of period stock market price for basic and diluted shares, respectively.

Unizan Financial Corp.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

	2003	2002	2002	2002	2002
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net Interest Income FTE (1)	$21,533	21,873	22,642	22,994	14,443
Provision for loan losses	1,269	754	930	622	5,587
Other income	6,952	7,241	6,930	7,324	4,125
Other expenses	16,710	15,975	15,150	16,419	13,149
FTE adjustment (1)	242	170	221	226	126
Net income (3)	$7,036	8,362	8,996	9,007	(1,252)
Net income per share—diluted	$0.32	0.37	0.40	0.40	(0.08)

PERFORMANCE RATIOS
Return on average assets (ROA)	1.05%	1.24%	1.37%	1.39%	-0.29%
Return on average common equity (ROE)	9.44%	10.92%	11.97%	12.38%	-3.05%
Cash return on average tangible assets	1.24%	1.43%	1.57%	1.62%	0.06%
Cash return on avg. tangible common equity	17.19%	19.39%	21.53%	23.15%	0.85%
Net interest margin FTE	3.54%	3.58%	3.79%	3.95%	3.60%
Efficiency ratio (2)	55.32%	51.87%	49.74%	50.91%	53.66%

MARKET DATA
Book value/common share	$13.78	13.78	13.56	13.32	12.84
Tangible book value/common share	8.54	8.61	8.34	7.95	7.43
Period-end common share mkt value	18.32	19.75	19.18	21.41	18.96
Market as a % of book	132.9%	143.3%	141.4%	160.7%	147.7%
Cash dividends/common share	$0.135	0.130	0.130	0.130	0.130
Common stock dividend payout ratio	41.46%	34.35%	31.98%	32.32%	N/A
Average basic common shares	21,831,377	22,086,824	22,056,715	22,043,924	14,374,756
Average diluted common shares	22,290,839	22,640,140	22,590,539	22,456,973	15,319,710
Period end common shares	21,614,121	22,070,376	22,081,565	22,044,646	22,043,533
Common stock market capitalization	$395,971	435,890	423,524	471,976	417,945

ASSET QUALITY
Gross charge-offs	$1,723	2,884	1,873	1,169	1,835
Net charge-offs	1,259	2,083	1,115	551	1,631
Delinquency Ratio	1.28%	1.35%	1.42%	1.03%	1.17%
Allowance for loan losses	$25,281	25,271	26,600	26,785	26,714
Non-accrual loans	14,456	10,040	14,570	12,938	10,025
Past due 90 days or more & accruing	2,775	5,214	2,011	1,350	3,627
Other assets owned	2,135	2,296	2,124	2,610	3,934
Nonperforming assets (NPAs)	19,366	17,550	18,705	16,898	17,586
Restructured loans	2,662	2,694	2,725	2,755	2,785
Net charge-off ratio	0.26%	0.43%	0.23%	0.12%	0.52%
Allowance/loans	1.29%	1.33%	1.40%	1.40%	1.40%
NPL to loans	0.88%	0.80%	0.87%	0.75%	0.72%
NPA to loans + other assets	0.99%	0.92%	0.99%	0.88%	0.92%
Allowance to NPLs	146.72%	165.67%	160.42%	187.47%	195.68%

AVERAGE BALANCES
Assets	$2,716,720	2,678,703	2,613,226	2,599,765	1,772,503
Deposits	1,921,585	1,943,465	1,851,784	1,824,213	1,289,583
Loans	1,954,108	1,923,096	1,914,457	1,902,175	1,260,201
Earning assets	2,469,952	2,431,941	2,368,466	2,331,224	1,627,105
Shareholders' equity	302,188	303,796	298,283	291,792	166,554

ENDING BALANCES
Assets	$2,804,732	2,691,902	2,667,119	2,639,311	2,621,525
Deposits	2,017,953	1,931,615	1,937,527	1,831,506	1,855,762
Loans	1,963,178	1,906,374	1,896,240	1,909,743	1,908,720
Goodwill and other intangible assets	113,161	114,103	115,375	118,287	119,228
Earning assets	2,534,559	2,425,446	2,399,452	2,359,762	2,354,134
Total shareholders' equity	297,748	304,290	299,520	293,616	283,048

(1)	FTE defined as fully tax-equivalent
(2)	Excludes amortization of intangibles and impairment of goodwill. First quarter 2002 excludes one-time merger related expenses. Third quarter 2002 excludes $434 gain from the sale of other assets owned.
(3)	First quarter 2002 results include $2,808 of one-time merger related expenses, $1,392 expense related to impairment of goodwill and $5,587 in loan loss expense.

Certain previously reported amounts may have been reclassified to conform to current reporting presentation.